Exhibit 1.5

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Investor Relations	Media Relations
Craig Celek CDC Corporation (212) 661-2160 craig.celek@cdccorporation.net	Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com

Medical Device Manufacturer Improves Operational Efficiencies with CDC Software’s Pivotal CRM

Lake Region Manufacturing optimizes customer relationships and streamlines quotation and contract management

VANCOUVER, BC– Sept. 20, 2006 – Pivotal Corporation, a leading Customer Relationship Management (CRM) solution provider and the CRM division of CDC Software, the enterprise software company of CDC Corporation (NASDAQ: CHINA), today announced that medical device manufacturer Lake Region Manufacturing is using Pivotal CRM to help deliver superior customer service and drive significant cost-savings throughout their business. Optimizing customer relationships and streamlining the company’s quotation and contract management processes, Pivotal CRM provides Lake Region with greater visibility into its business, resulting in significant improvements in operational efficiencies.

Doctors and medical professionals across the globe rely heavily on Lake Region’s specialty diagnostic and surgical devices – every two seconds, one of the company’s products is used somewhere in the world to help heal or save a life. With a diverse customer base and facilities in both the United States and Ireland, Lake Region provides their devices on a contract and an original equipment manufacturer (OEM) basis. Realizing it needed a more flexible and powerful system to manage and consolidate disparate customer information and make the information accessible across the organization, Lake Region selected Pivotal CRM from CDC Software.

Pivotal CRM has provided Lake Region with a cost-effective and flexible system, enabling Lake Region to create a tailored solution that meets its specific business practices. Moving beyond traditional CRM functions, Lake Region has adapted the Pivotal system for a variety of purposes, including quotation and contract management. In contrast to the original manual process employed prior to installing Pivotal CRM, Lake Region’s quotes and contracts are now completely automated, saving the company time and money while enabling it to meet customer demand more effectively with more accurate job quotes.

“Prior to implementing Pivotal CRM, one of our greatest challenges was to quickly provide price quotations to customers – it often took a day or more to develop and send a quote, even for a standard product order,” said Dave Bierman, project manager for Lake Region. “Today, we can obtain price quotes in less than five minutes and even our custom manufacturing orders are processed through Pivotal CRM. From start to finish, the quotation and contract process is completely automated, captured and communicated between all Lake Region departments. Quotation errors and delays that can negatively impact the customer experience have been virtually eliminated.”

Lake Region uses Pivotal CRM to track detailed product information more closely and generate targeted campaigns based on specific parameters. Running dozens of reports from data stored in Pivotal CRM each week, it also powers Lake Region’s reporting and marketing processes, which enables the company to track weekly sales activity to see trends and results. Since all of these functions were paper-based and handled manually prior to Pivotal CRM, the system has significantly improved productivity across departments.

“Designed to meet the complex needs of manufacturers, Pivotal CRM enables companies like Lake Region to produce significant increases in revenues and customer loyalty by improving operational efficiencies,” said Len Zapalowski, senior vice president product strategy for CDC Software. “We are excited to partner with Lake Region to help the company deliver superior customer experiences while meeting its core business objectives now and into the future.”

About Lake Region
Lake Region is the world’s largest Contract and OEM manufacturer of wire-formed medical devices and components, providing customers with a comprehensive line of “market-ready” 510(k) registered products, technical dossiers for CE marking and patented product designs and technologies. For over 35 years, Lake Region has produced guidewires for many of the largest medical device manufacturers in the world, and has set the precedent for “full service” to the medical device industry. Lake Region currently ships 32 million devices per year, including guidewires in over 2000 configurations.

About Pivotal Corporation
Pivotal Corporation, a software unit of CDC Corporation (NASDAQ: CHINA), is a leading provider of customer relationship management (CRM) applications to help organizations create superior customer experiences. Pivotal’s CRM applications offer rich functionality, a highly flexible application platform, a full application suite, and best-in-class customization abilities, all with a low total cost of ownership. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins, and customer loyalty. More than 1,800 companies around the world have licensed Pivotal, including Farm Credit Services of America, WCI Communities, Premera Blue Cross, Qiagen, ESRI, AvMed Health Plans, Sharp Electronics Corporation, and CMS Cameron McKenna. Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, and partner management. For more information about Pivotal Corporation, please visit www.pivotal.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Forward Looking Statement
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Pivotal to address the needs of its medical device manufacturer customers specifically Lake Region, and the ability of Lake Region to streamline operations, accelerate growth and improve client relationships with Pivotal CRM software. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the service industry; the continued ability of Pivotal solutions to address industry-specific requirements of business services; demand for and market acceptance of new and existing enterprise software and services; development of new functionalities which would allow service companies to compete more effectively and changes in the type of information required to compete in the legal product business. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2004 on Form 20-F filed on June 30, 2005 (and amended on October 11, 2005).  All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release.  The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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